Exhibit 10.4

Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AND SUPPLY AGREEMENT

By and Between

Velodyne LiDAR, Inc. AND Veoneer US, Inc.

This License and Supply Agreement (hereinafter, the "Agreement") is entered into on the date that Velodyne LiDAR, Inc. receives from Veoneer US, Inc. a binding purchase order for $[*] USD for the transfer of documents as set forth in Section 3.7 of this Agreement (provided that Velodyne LiDAR, Inc. receives such purchase order prior to March 1, 2019) (hereinafter, the "Effective Date") by and between:
Velodyne LiDAR, Inc., a company duly incorporated under the laws of California and having its principal place of business at 5521 Hellyer Avenue, San Jose, California 95138 (hereinafter, together with its Affiliates, “Velodyne”); and
Veoneer US, Inc., a company duly incorporated under the laws of Delaware and having its principal place of business at 26545 American Drive, Southfield, Michigan 48034 (hereinafter, together with its Affiliates, “Veoneer”).
Velodyne and Veoneer are hereinafter referred to separately as a “Party” and jointly as the “Parties”.
PREAMBLE:
WHEREAS, the Parties desire to collaborate in the area of LiDAR products;
WHEREAS, effective as of the Effective Date, the Parties have agreed to enter into a business relationship, where Velodyne will provide Veoneer with certain materials and rights to certain Velodyne intellectual property so that Veoneer may, as described below, sell, distribute, promote, manufacture and modify (including, related research and development) Licensed Products (as defined below), each of the foregoing solely, to fulfill Programs as defined below (and for no other purpose) (hereinafter, the “Purpose”);
WHEREAS, Velodyne will provide a limited patent license to Veoneer for any Velodyne-owned patents and patent applications that are or will be practiced by the then-current reference design of the Licensed Product (as defined below) and as modified to meet Customer (as defined below) expectations;
WHEREAS, Velodyne will provide Veoneer with the Velodyne trade secrets and know-how ([*]) as well as licenses for the same reasonably necessary for Veoneer to fulfill the Purpose, including for Veoneer to develop and manufacture Licensed Products thereunder as applicable (as set forth herein);
NOW, THEREFORE, the Parties hereto agree as follows:

1.     Definitions
The following terms and definitions will have the meanings set forth below where used in this Agreement with initial capital letters:

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.1 "Affiliate" means as to; i) Velodyne LiDAR, Inc.: an entity directly or indirectly controlled by Velodyne LiDAR, Inc.; and ii) Veoneer US, Inc.: an entity directly or indirectly controlled by or under common control with Veoneer US, Inc., where in each case i) and ii) control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists. For clarity, Veoneer US, Inc. and Velodyne LiDAR Inc. will be liable for any of their respective Affiliates’ liabilities hereunder to the extent such Affiliate will not (or is not able to) satisfy their obligations pursuant to such liabilities.
1.2 "[*]" means [*].
1.3 "Background IP" means any and all intellectual property rights including, without limitation, Copyright, Patents, trademark rights and Trade Secrets, created, developed, invented, conceived or otherwise devised by or for a party prior to the Effective Date.
1.4 "[*]" means [*].
1.5. "[*]" means [*].
1.6 "Competitor" means a third party competing with Velodyne [*].
1.7 "Copyright" means copyright (also including, without limitation, so called moral rights), rights in computer software code and other like rights of authorship.
1.8 "Customer" means a purchaser of a Licensed Product (including as modified to meet such purchaser’s expectations) that is pre-approved in writing by Velodyne (including, without limitation, companies pre-approved in this Agreement). If a Customer desires [*], the parties will enter into a mutually agreed Addendum to this Agreement to add that variant as an additional Licensed Product.
1.9 "Foreground IP" means any and all intellectual property rights including, without limitation, Copyright, Patents and Trade Secrets: (i) incorporated into, practiced by or otherwise embedded in Licensed Products (including as modified to meet customer expectations); or (ii) created, developed, invented, or otherwise devised by Veoneer based on or developed with reference to intellectual property or Confidential Information licensed or otherwise provided by Velodyne hereunder or otherwise improving the [*] reference design as supplied by Velodyne to Veoneer after the Effective Date; except software developed by Veoneer including, without limitation, software for cyber security, functional safety, localization or object detection.
1.10 To "Modify" means to modify, adapt, alter and/or to create derivative works of. Notwithstanding the above, the definition of to "Modify" will not cover any activities falling under the definition of to "Sell" or to “Use”.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.11 “Licensed Product” means: (i) the [*] LiDAR products and other [*] LiDAR products, which are based or derived from [*], and (ii) all subsequent Velodyne authorized updates, upgrades, variants and new versions of [*] products, including, without limitation, [*]. For clarity, any updated reference designs, and (i) and (ii) are only to the extent authorized by Velodyne in writing.
1.12 "Patent" means patents (including, without limitation, divisionals, continuations, continuations-in-part, re-exams and re-issues), utility models (petty patents) and applications for the same.
1.13 "Program" means a binding multi-year production agreement, i.e. a binding purchase order in the automotive industry, [*], for a specific Licensed Product (for clarity, all production contracts of Licensed Products require a binding agreement) from a preapproved Customer.
1.14 “Related Program” means an opportunity for [*].
1.15 To "Sell" means to sell, offer to sell, market, lease, distribute, make available, import, export and/or to otherwise dispose of in exchange for direct or indirect economic gain, subject to the restrictions set forth in this Agreement. Notwithstanding anything to the contrary, all software is licensed and not sold. Notwithstanding the above, the definition of to "Sell" will not cover any activities falling under the definition of to "Modify" or to “Use”.
1.16 "Trade Secret" means trade secrets, business secrets and other like know-how or other proprietary information entitled to similar statutory protection under applicable laws.
1.17 To "Use" means to means to use, make, (if pre-approved in writing by Velodyne on a case by case basis) Have Made (as defined below), install, combine, compile, reproduce, and/or incorporate. Notwithstanding the above, the definition of to "Use" will not cover any activities falling under the definition of to "Modify" or to “Sell”. The right to “Have Made” is the right of Veoneer to have a contract manufacturer, subcontractor, or other like third party to carry out manufacturing solely for or on behalf of Veoneer and does not include: a) the right to use for or on such third party's own behalf; or b) for or on behalf of any customer of such third party other than Veoneer.
1.18 "[*]" means [*].
1.19 “[*] Software”, “[*] Software”, “[*] Software” and “[*] Software” means [*].

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.    Grant of Licenses
2.1     Software License - [*]
Velodyne hereby grants to Veoneer, under Copyright and Patents owned, controlled or otherwise licensable by Velodyne and embodied in the [*] Software, a worldwide, non-exclusive and limited license to: (a) Sell [*] Software solely to Customers and solely in binary/object code form as incorporated into and for use in the Licensed Products; and (b) to Use the [*] Software (in object code only) only for testing the [*] Software and/or for manufacturing, modifying and developing the Licensed Products in accordance herewith. For clarity, Veoneer is not permitted to Modify the [*] Software and is not entitled to any [*]. [*].
2.2    Software License - [*]
Velodyne hereby grants Veoneer, under Copyright and Patents owned, controlled or otherwise licensable by Velodyne and embodied in the [*] Software, a worldwide, non-exclusive and limited license to: (a) Sell the [*] Software solely to Customers and solely in binary/object code form as incorporated into and for use in the Licensed Products, and (b) to Use and to Modify the [*] Software ([*]) only for testing and modifying the [*] Software and/or for manufacturing, modifying and developing the Licensed Products in accordance herewith. Any modifications by Veoneer of the [*] Software that affect or impact the [*] Software will require prior agreement by both Parties, consent to which agreement will not be unreasonably withheld by either Party. [*].
2.3    Software License - [*]
Velodyne hereby grants to Veoneer, under Copyright and Patents owned, controlled or otherwise licensable by Velodyne and embodied in the [*], a worldwide, non-exclusive and limited license to Use the [*] provided by Velodyne (in binary/object code only) only for manufacturing, testing, modifying and/or developing the Licensed Products in accordance herewith. [*].
2.4    Software License - [*]
Velodyne hereby grants to Veoneer, under Copyright and Patents owned, controlled or otherwise licensable by Velodyne and embodied in the [*], a worldwide, non-exclusive and limited license to Use the [*] provided by Velodyne [*] only for manufacturing, testing, modifying and/or developing the Licensed Products in accordance herewith. Velodyne will expose its [*] application programming interface

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i.e. API) to Veoneer and provide mutually agreed related documentation, each for the sole purpose of enabling Veoneer to control the alignment sequence for the Licensed Products. [*].
2.5     Trade Secret License
Subject to Veoneer keeping such Trade Secrets confidential in accordance with this Agreement, Velodyne hereby grants to Veoneer a worldwide, non-exclusive and limited license to Use Velodyne's Trade Secrets, including but not limited to research and development purposes and for the purpose of manufacturing Licensed Products (as set forth herein), each of the foregoing, solely as necessary for Veoneer to fulfill the Purpose. For clarity: i) the only Trade Secrets that Velodyne is obligated to provide hereunder are those embodied in the deliverables set forth on Schedule 2; ii) [*]; and iii) Veoneer will have no obligation to provide any Trade Secrets, Confidential Information (as defined below) or other documentation, articles or materials to Velodyne hereunder.
To the extent documents, files and other materials embodying such Trade Secrets are labelled as being "Velodyne Confidential", Veoneer will exercise reasonable care to refrain from disclosing the same to any third parties (other than consultants and the like working for Veoneer that have a need to know, are bound by a confidentiality agreement and are informed of the confidential nature of the information) and will use at least reasonable efforts to secure such information, but in no event less care than it uses to prevent its own similarly sensitive information from being disclosed to third parties.
On Schedule 1 attached hereto, Veoneer has provided to Velodyne a list of employees that are currently approved to receive Trade Secret information, [*] (hereinafter, the “Approved VNE Representatives”). For clarity, the number of Approved VNE Representatives shall be no less than [*], and thereafter as meaningfully engaged with Velodyne. If Velodyne provides information or materials to any Approved VNE Representatives and such information, given the nature and type is such that a reasonable person should understand the information to be Velodyne confidential information, such information shall be treated as a Velodyne Trade Secret by Veoneer, regardless of whether such information or materials are labeled as “Velodyne Confidential”.
2.6     Patent License for Comprehensive Licensed Products
Subject to Section 2.8 below, Velodyne hereby grants to Veoneer, under Patents owned, controlled or otherwise licensable by Velodyne and embodied in the [*], a worldwide, non-exclusive and limited license to: (a) Sell comprehensive Licensed Products; and (b) to Modify and Use comprehensive Licensed Products, in each case (a) and (b) only to Customers and in accordance with this Agreement.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

[*].
2.7    Limitations to Licenses
Each of the foregoing licenses set forth in Sections 2.1 to 2.6 above is non-exclusive, non-transferrable (save only for as permitted in Section 9.5 below), non-sublicensable, worldwide and limited to the term of this Agreement (save only for as permitted in Section 4.4 below) and solely for the Purpose and granted subject to the following limitations: Veoneer may only (i) offer to sell Licensed Products to preapproved Customers (that have not been revoked or are irrevocable) for a Program and (ii) Sell, Use or Modify Licensed Products to fulfill Programs.
Veoneer may not sublicense any of the licenses under this Agreement without Velodyne’s prior written consent. The parties acknowledge that certain Customers may require certain sublicense rights.
Except as expressly set forth in this Agreement, Veoneer shall not (and shall not knowingly permit any third party to), directly or indirectly: (i) reverse engineer, decompile, disassemble, or otherwise attempt to discover the source code, or underlying structure, underlying ideas or underlying algorithms (where underlying structure, ideas or algorithms are those that are not apparent from the documentation provided by Velodyne) of the [*] Software, [*] Software or [*] Software (except to the extent applicable laws specifically prohibit such restriction); (ii) Modify the Velodyne [*], [*], the [*] Software, the [*] Software, the [*] Software, the [*] Software and any other materials provided by Velodyne hereunder) (collectively, “Velodyne Intellectual Property”) except as permitted herein; (iii) pledge, assign (save only for as permitted under Section 9.5 below), or otherwise transfer or encumber rights to any Velodyne Intellectual Property; (iv) use or exploit in any manner any Velodyne Intellectual Property or any Velodyne intellectual property right(including, without limitation, for the benefit of a third party other than a Customer pursuant to a Program and in accordance herewith) except as expressly set forth herein; (v) remove or otherwise alter any proprietary notices or labels from Velodyne Intellectual Property or any portion thereof; (vi) [*]; or (vii) bypass any measures Velodyne may use to prevent or restrict access to the [*] Software, the [*] Software or the [*] Software.
Each Party recognizes that neither Party grants any license, by implication, by estoppel or otherwise, except for the licenses expressly set forth in this Agreement.
2.8     Commercial Scope of Licenses
For clarity, Veoneer may only Sell, Use or Modify the Licensed Products based on Velodyne’s [*] in accordance with this Agreement, provided that such reference design may be modified by Veoneer solely to the extent necessary to meet Customer specifications.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Veoneer may Sell the Licensed Products to each of: [*] in accordance with this Agreement.

Veoneer may Sell the Licensed Product to each of: [*] in accordance with this Agreement (hereinafter, the “Revocable Customers”). With respect to each Revocable Customer, at any time prior to Veoneer notifying Velodyne that it has made a binding proposal (subject to the below limitations) to such Revocable Customer, Velodyne may revoke permission to Veoneer to Sell the Licensed Products to such Revocable Customer by notice to Veoneer. Veoneer will notify Velodyne promptly after Veoneer having submitted any proposal (e.g. a RFQ) and such notice shall include reasonable detail and state whether such proposal is binding, and Veoneer shall update such notice should any material change occur, including, if such proposal is rejected or otherwise no longer binding. If Veoneer notifies Velodyne that a proposal is binding, then Velodyne may not revoke permission with respect to such proposal unless and until the same is rejected or otherwise no longer binding (at which point Velodyne may again revoke permission to Veoneer to Sell the Licensed Products to the applicable Revocable Customer upon notice to Veoneer).
Veoneer may engage consultants, subcontractors and other like third parties to Modify the [*] Software and the comprehensive Licensed Products (e.g. for so called "application engineering") such that Veoneer becomes the owner of the Foreground IP generated by them and that such engaging complies with this Agreement including, without limitation, Section 6.2 (Confidentiality) below. Absent Velodyne’s advance written approval, (1) Veoneer shall not be allowed to share Trade Secrets with any consultants, subcontractors and other like third parties, and (2) Veoneer shall not be permitted to add consultants, subcontractors and other like third parties to Schedule 1.
2.9     No Trademark Licenses
Neither Party grants any license hereunder for any of its trademarks, logos or other brands. Absent an advance written approval by Velodyne, the Licensed Products shall not bear any trademark, logo or other brand of Velodyne or its Affiliates.
2.10    Background and Foreground IP
Each Party shall solely own its Background IP. Each Party shall solely own its Foreground IP.
During the term of this Agreement, Veoneer may not: i) license any of its Foreground IP to a Competitor of Velodyne; or ii) provide, to the extent such Foreground IP is based on or developedwith reference to Background IP or Confidential Information (excluding any Confidential Information that qualifies for an exception set forth in Section 6.2(a), (b), (c) or (d)) of Velodyne, to any Veoneer personnel that are working on any other time of flight LiDAR technology.
Veoneer will not permit any of its personnel who: 1) are identified on Schedule 1; 2) have access to Trade Secrets, or 3) are personnel working on [*] LiDAR, to work on [*] during the period of time that such personnel are working on or with the Licensed Product, and for such personnel working on “[*] LiDAR” elements of the Licensed Product, such restrictions shall extend for [*] after such personnel’s work on [*] LiDAR elements concludes.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

“[*] LiDAR” means [*].
2.11    Grant Back License
Veoneer hereby grants to Velodyne under: (i) Foreground IP and (ii) any improvements in the product or manufacturing process or know-how related thereto disclosed or provided to Velodyne a perpetual, irrevocable, worldwide, and royalty free (unless sublicensed) license to Modify, Use, Sell and otherwise exploit the foregoing without restriction. The foregoing license is sublicensable for a running royalty at a fixed rate of [*]. Sections 3.6(A) and 3.6(B) will apply mutatis mutandis to the reporting, invoicing, payment and auditing of such royalties.
3.     COMMERCIAL TERMS
3.1     Exclusivity for Veoneer
During the term of each Program, Veoneer may not Sell to said Program any third party or internally developed pulsed time-of-flight LiDAR technology. Veoneer may not Sell any third party or internally developed pulsed time-of-flight LiDAR technology [*].
3.2    Exclusivity for Velodyne
During the term of each Program, Velodyne may not Sell to said Program: i) the Licensed Product or any other LiDAR products; or ii) a license to any other Party to sell Licensed Products or any other LiDAR products. Velodyne may not Sell i) the Licensed Product or any other LiDAR products; or ii) a license to any other Party to sell Licensed Products or any other LiDAR products, [*].

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.3    Violations of Exclusivity
Without prejudice to other remedies that may be available to a Party under contract or law, if a Party violates the exclusivity obligations hereunder (the non-violating Party in this circumstance, the “Displaced Party”), the Displaced Party shall be entitled [*]. For clarity, this provision survives termination of this Agreement until the termination of the Program or Related Program in question.
3.4    Annual Minimum Royalty
Upon commencement of Veoneer serial production for the first Licensed Product (including, as modified to meet Customer expectations), Veoneer commits that the total royalties paid to Velodyne during each calendar year through December 31, 2024 (prorated for the calendar years where production for a Program is commenced or ended) will achieve a minimum of [*] in the aggregate (the “AMR”)). Notwithstanding the foregoing, the parties agree there will be no AMR [*], and the AMR [*] shall be equal to the royalties actually achieved during such calendar year based on Veoneer sales of Licensed Products to Customers.
Starting in [*], Veoneer shall provide an annual calendar year report to Velodyne by [*], confirming the actual amount of royalties paid to Velodyne during the reporting calendar year) (the “Annual Royalty Payment Report”).
For calendar years 2021 and later, if the actual royalties paid during a calendar year do not meet the AMR, the Parties will meet to discuss in good faith the reasons why such AMR was not achieved and whether an adjustment to the AMR is warranted. Such meeting will occur no later than [*] after Veoneer issues its Annual Royalty Payment Report and if Velodyne does not request such meeting within the [*], the requirement for such meeting will be waived and the Agreement shall continue with the AMR automatically adjusted for the subject calendar year to an amount equal to the actual royalties achieved during such calendar year (for clarity, this shall not affect, increase or reduce any subsequent calendar years’ AMR). If the Parties are unable to close the discussion [*] after the date of the initial meeting (by either agreeing no change to the Agreement is warranted, or by agreeing to mutually agreeable adjustments to this Agreement), then: (i) the minimum royalty shall be equal to [*];

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

and (ii) Velodyne shall have the option to terminate this Agreement, without penalty, exercisable only [*]. Veoneer may prior to such termination [*] and such termination right shall no longer be exercisable for such calendar year. The option to terminate shall be subject to the termination rules set forth in this Agreement.
3.5    Running Royalties
Veoneer will pay Velodyne a running royalty at [*] of the sales price of each Licensed Product Sold by or on behalf of Veoneer hereunder (including, as modified to meet Customer expectations).
3.6(A)    Royalty Reporting, Invoicing and Payment Terms
Royalties shall be paid in US dollars against invoices duly issued by Velodyne.
Within 20 days after the end of the preceding full calendar quarter, Veoneer will send to Velodyne, using the contact details set forth in Section 9.3, a quarterly royalty report with the following information about Licensed Products sold by Veoneer to Customers during the preceding full calendar quarter: i) types of Licensed Products sold on a per Program basis; ii) quantity of each such type sold on per Program basis; iii) the sales prices of such Licensed Products on a per Program basis; and iv) Veoneer's calculation for the resulting total royalty payment. For clarity, Velodyne is not bound to any erroneous royalty calculations made by Veoneer.
Upon having received the quarterly royalty report, Velodyne will duly issue an invoice to Veoneer. For clarity, Veoneer is not bound to any erroneous royalty calculations made by Velodyne.
Veoneer will pay the quarterly royalties for Licensed Products to Velodyne within 10 days from having received the invoice duly issued by Velodyne. All payments to Velodyne hereunder must be made by wire transfer to the following account (or to any other account indicated by Velodyne in writing):
Payments to Veoneer:                Payments to Velodyne:

Account Name:	[*]	Account Name:	[*]
Account Number: Routing Number:	[*]	Account Number: Routing Number:	[*]
Bank Address:	[*]	Bank Address:	[*]
If a Party is delinquent in remitting payment to a Party hereunder, such payments shall begin accruing interest [*] following such payment due date at the rate of [*] (or, if lower, the highest rate permitted by applicable law). All reasonable costs of collection shall be borne by the delinquent party, notwithstanding anything to the contrary. During any period of time that Veoneer is delinquent beyond [*]. Veoneer will not discriminate against the Licensed Products with the intent to reduce the royalties payable to Velodyne hereunder (including, without limitation, using the Licensed Products as a “loss leader”).

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.6(B)     Audits
Each Party will maintain all books and records relevant to compliance with this Agreement for [*] since the original date of recording. A Party may designate an independent third party auditor from a “Big Four” certified public accounting firm who agrees to the audited party’s reasonable confidentiality agreement and processes, and such designee will be entitled to inspect, audit and make reasonable copies of the books, records, procedures and facilities of the other party and its Affiliates required to assess compliance with this Agreement during the business hours of the audited site. The audited Party will pay the reasonable audit costs, if the audit concludes that the audited Party has underpaid the other Party by [*] for any audited period. If the audit reveals any overpayment, then the Party having received the overpayment must promptly reimburse the other Party for the full amount of the overpayment.
3.7    Document Transfer Fee
Veoneer will issue a P.O. for $[*] USD to Velodyne connected to this Agreement and Velodyne will provide the deliverables set forth in Schedule 2 attached hereto and issue an invoice to Veoneer at the time of delivery of such deliverables. Such invoice shall be paid within two business days of receipt of such deliverables.
3.8    [*]
4.     TERM AND TERMINATION
4.1    Term
This Agreement will automatically terminate seven (7) years after the Effective Date. This Agreement will continue with respect to Programs awarded prior to the termination of this Agreement and with respect to spare parts, replacements, support, services etc. for Licensed Products even after such Programs terminate (if required under such Program).

4.2	Termination for Inactivity or Failure to Reach the AMR; Termination for Specific Sales of Competitive LiDAR
Commencing [*] months after the Effective Date, either Party may terminate this Agreement, if no Program has been awarded and further no Program is in the process of being fulfilled or performed during any consecutive [*] period. For clarity, substantial pre-commercial activities (e.g., joint R&D activities with OEMs, developing prototypes or validating the products) in collaboration with a Customer pursuant to a Program (but preceding the commercial deliveries) will suffice for performing a Program.
If Veoneer fails to meet the AMR (as defined in Section 3.4 above),

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Velodyne’s sole remedy [*].
If Veoneer sells [*], then the parties will promptly engage in good faith discussions for a minimum of [*] on how to appropriately modify this Agreement in light of such development, and unless the parties have mutually agreed to the contrary, either may [*].
4.3    Termination for Breach
Either Party may terminate this Agreement, if the other Party materially breaches this Agreement and fails to cure such material breach within sixty (60) days of receipt of written notice thereof from the non-breaching Party. Either Party may immediately terminate this Agreement on notice to the other Party, if the other Party: (a) ceases to actively conduct its business without a successor; (b) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy and such involuntary petition is not dismissed within 180 days or files for other like form of insolvency; (c) makes a general assignment for the benefit of its creditors; (d) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee; or (e) becomes subject to some other form of therewith comparable insolvency.
4.4    Effect of Termination
Upon any termination or other cessation of this agreement: (i) all licenses terminate, except for licenses necessary to fulfill requirements under Programs awarded or in progress as of the termination date (including, without limitation, support, replacement, spare part and service commitments) (“Existing Programs”); (ii) any exclusivity between the Parties with respect to any Customer Programs terminates; (iii) Veoneer will continue to make all royalty payments relating to any Programs awarded or in progress as of the termination date; (iv) Velodyne will continue to make all royalty payments regarding the sublicensing of any Veoneer Foreground IP; and (v) the Parties retain their rights (if any) to pursue damage claims.
However, with respect to Velodyne’s termination solely due to [*], the exclusivity obligations of the parties cease and Velodyne’s support obligations hereunder with respect to Existing Programs (excluding support for; (i) new requirements, and (ii) new, un-validated use cases for existing requirements) shall continue until [*] following date of the notice of such termination.
If Velodyne terminates the Agreement due to Veoneer’s unauthorized exploitation (e.g. use, sale, distribution, offer for sale, etc.) or unauthorized disclosure of Velodyne intellectual property or Confidential Information, then as nonexclusive remedies: (i) the exclusivity and noncompetition

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

provisions shall immediately no longer bind or apply to Velodyne, and (ii) Velodyne shall be entitled to seek injunctive relief. If Velodyne can demonstrate in writing [*].
5.    ROLES, RESPONSIBILITIES, WARRANTIES, LIABILITY AND INDEMNITIES
5.1    Roles
Veoneer will be responsible for delivering a Licensed Product that achieves Customer approval. Veoneer will be responsible for achieving generic performance of the Licensed Product unless otherwise agreed to with Velodyne in writing. Veoneer will be responsible for automotive grade enhancements to the Licensed Products. Velodyne will support the foregoing activities of Veoneer with updated [*] Software to meet Customer specification in the manner set forth in this Agreement.
5.2    Delivery Obligations
Velodyne will, within the later of (a) two business days of the Effective Date and (b) January 16, 2019, provide Veoneer with the mutually agreed upon design, BOM and other documentation as set forth in Schedule 2 attached hereto. Velodyne will also participate in a knowledge transfer workshop at a time and location to be agreed upon by the parties.
5.3    Veoneer's Right to Make Changes
Veoneer may make any changes, [*], to the [*] reference design necessary to meet a Customer's specifications. Veoneer shall be solely responsible for and assume all liability relating to any changes to the reference design and/or Licensed Product.
5.4    Velodyne's Support Obligations
Velodyne will use commercially reasonable efforts at no cost to Veoneer to support Programs by making any changes in the [*] Software necessary to meet reasonable Customer specifications. Velodyne and Veoneer will promptly meet and confer in the event: (i) a Customer provides unreasonable specifications, or (ii) Velodyne is unable to make the necessary changes to meet reasonable Customer specifications despite its commercially reasonable efforts, to determine alternative solutions, if any.
If Velodyne willfully breaches its material obligations to support the Programs hereunder (including, without limitation, the obligations set forth above in this Section) and Velodyne fails to cure such breach following a reasonable notice and cure period (but, in any event, no less than 60 days), then as Veoneer’s sole remedy besides termination of this Agreement: (i) Velodyne shall be obligated to [*]

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

for such Programs, but in any event no less than $[*] USD and no greater than $[*] USD (in the aggregate); and (ii) Veoneer shall be permitted to find support for such Velodyne obligations from a third party provider. For clarity, the Parties may agree to more specific support obligations for Programs in mutually agreed upon addenda to this Agreement, and such addenda may contain certain “Chronic Failures” by Velodyne that are subject to the above liquidated damages provision.
Without prejudice to the above, if Velodyne is unable to resolve a technical issue (e.g. an issue with the [*] Software), then the Parties agree to escalate this to the highest levels of their respective organizations to engage in good faith discussions on, whether and how the Parties can resolve such technical issues to achieve success of the Programs.
Velodyne will provide reasonable cooperation and support to Veoneer to investigate, defend and/or respond to actual and threatened product liability claims [*].
5.5     Velodyne's Consulting Obligations
For one year from the Effective Date, Velodyne will make available up to [*] of engineering support to assist Veoneer in development of a product that meets [*] specifications. Such engineering support shall consist of an average of [*] engineers working an average of [*]. Veoneer shall remain solely responsible and liable for any final product sold to [*]. If Velodyne makes any changes to the [*] due to a Veoneer request, then such engineering hours shall be debited against the above [*] hours.
Velodyne will permit and facilitate for the co-location of up to [*] Veoneer personnel identified on Schedule 1 and changed only with mutual agreement at its site in San Jose, CA for [*] immediately after the Effective Date hereof.
After agreed upon Product Development support and included Consulting Services are exhausted, Velodyne may provide consulting services to Veoneer at Veoneer's request, subject to availability, at a cost of $[*] USD per person per day plus reasonable travel expenses.
The upfront payment and the [*] percent ([*]%) license fee includes a manufacturing transfer team, which will be made available by Velodyne to Veoneer as described in the manufacturing transfer plan set forth in Schedule 3.
The upfront payment and the [*] percent ([*]%) license fee include an [*] transfer team made available by Velodyne to Veoneer as described in the manufacturing transfer plan set forth in Schedule 3.
5.6    [*]
Velodyne makes no warranty or representation regarding the performance or use of the [*]. Manufacturing process for [*] will be transferred as agreed between the Parties. Velodyne hereby authorizes Veoneer to purchase off-the-shelf [*] and parts directly from its suppliers, excluding Velodyne in-house-designed parts, which will be handled in a

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

mutually agreeable way. Velodyne will provide Veoneer with the software to run the [*] (in accordance with the license described above).
5.7    [*]
Manufacturing process for [*] will be transferred as agreed between the Parties. Velodyne hereby authorizes Veoneer [*]. Velodyne will provide Veoneer with the software to run the [*] (in accordance with the license described above).
5.8    Veoneer's Obligations Regarding Programs
Provided that Velodyne complies with its obligations hereunder (but only to the extent Velodyne’s noncompliance adversely affects Veoneer’s ability to do the following), Veoneer will use its commercially reasonable efforts to secure a Program award from [*] for Licensed Products within 30 days from the Effective Date. Once a Program is awarded for any Customer and provided that Velodyne complies with its obligations hereunder, Veoneer will: (i) comply with all of its material obligations to the applicable pre-approved Customer with respect to such Program, (ii) comply with any additional material performance requirements with respect to such Programs, (iii) otherwise use its commercially reasonable efforts to fulfill such Program in accordance with the pre-approved Customer’s requirements, (iv) use its commercially reasonable efforts to develop a Licensed Product meeting Customers’ specifications, (v) use its commercially reasonable to develop a Licensed Product and manufacturing process that meets Customers’ cost requirements, and (vi) use its commercially reasonable to meet Customers’ delivery schedule and capacity requirements for Licensed Products.
5.9    Warranties
Velodyne makes no warranty or representations regarding manufacturing costs or bill of materials costs.
Velodyne makes no warranty or representations regarding manufacturing times or yields.
Velodyne represents and warrants that: (i) the information, documents and other materials provided to Veoneer hereunder will conform materially to what has been agreed between the Parties regarding the same (which shall be specified with particularity in the Definitive Agreement); and (ii) said information, documents and other materials will be sufficient for reasonably qualified personnel to develop the initially targeted Licensed Products meeting reasonable customer requirements, save for the automotive grade improvements (which will be the sole responsibility of Veoneer). For clarity, it is agreed that the sole remedy for any breach of the above representation and warranty other than willful misconduct or gross failure will be the providing of remedied information, documents and other materials to support Veoneer and that, in no event, will any possible monetary liability on the part of Velodyne for the same exceed $[*] USD in the aggregate.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Velodyne represents and warrants that the [*] design and the Licensed Products, to the extent comprising the [*] design and excluding any automotive grade and other improvements or modifications created by Veoneer, do not infringe any third-party intellectual property rights.
Notwithstanding anything to the contrary, Velodyne does not provide any warranty and disclaims all liability with respect to products produced by Veoneer (including, without limitation, Licensed Products) and, save for the warranties expressly provided above in this Section 5.9. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, VELODYNE MAKES NO WARRANTY WITH RESPECT TO ANY LICENSED PRODUCT, VELODYNE INTELLECTUAL PROPERTY, VELODYNE SERVICES, VELODYNE INTELLECTUAL PROPERTY RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, ANY AND ALL OF THE FOREGOING ARE PROVIDED ON AN “AS IS” BASIS AND VELODYNE HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.
5.10    IP Indemnity
Velodyne will indemnify, defend and hold harmless Veoneer, and their Customers from and against any Claims arising from or relating to the [*] design (and the Licensed Products, to the extent based on the [*] design), but excluding any automotive grade and other improvements or modifications created or otherwise provided by Veoneer, infringing any third-party intellectual property rights. Velodyne’s foregoing obligations shall be conditioned upon Veoneer providing Velodyne with: (i) prompt notice of any Claim (provided that a failure to provide such notice shall only relieve Velodyne of its indemnity obligations if Velodyne is materially prejudiced by such failure); reasonable information and assistance in connection with such defense and settlement (at Velodyne’s expense). The foregoing obligations of Velodyne do not apply with respect to any Claims arising from or relating to the [*] design, the Licensed Products or anything else to the extent: (a) not provided by Velodyne and not based on designs or materials delivered by Velodyne, (b) arising from modifications after delivery by Velodyne (where the claim would not arise absent such modification); (c) arising from combinations with other products, processes or materials not provided by Velodyne (where the claim would not arise absent such combination), (d) made in accordance to Veoneer or Customer specifications (excluding, the [*] design specifications), or (e) arising from or relating to Veoneer’s violation of this Agreement. The foregoing obligations are Velodyne’s sole obligation and Veoneer’s sole remedy with respect to any actual or alleged violation of third-party intellectual property rights. Notwithstanding anything to the contrary, Velodyne is not responsible for any settlements it does not pre-approve in writing, and Velodyne will not unreasonably withhold or delay such approval.
5.11    Reverse Indemnity
Veoneer will indemnify, defend and hold harmless Velodyne from and against any unaffiliated third party claim as well as losses, damages, costs, expenses and liabilities actually awarded to such third party in connection therewith (including reasonable attorneys’ fees) (collectively, “Claims”) arising from or relating to Veoneer’s: (i) breach of this Agreement or (ii) Veoneer’s commercialization or exploitation of the Licensed Products (including, without limitation,

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensed Products as modified to meet Customer expectations, claims relating to product liability, infringement due to changes to the Licensed Product by or on behalf of Veoneer), to the extent not covered by the Velodyne indemnity obligation in Section 5.10 above.
5.12    LIMITATION OF LIABILITY
EXCEPT FOR THE EXCLUSIONS SET FORTH BELOW, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) AMOUNTS THAT IN THE AGGREGATE ARE IN EXCESS OF THE AMOUNTS PAID (OR PAYABLE) TO VELODYNE HEREUNDER DURING THE [*] PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE; (II) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (III) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES. THE LIMITATIONS IN THIS SECTION DO NOT APPLY TO: A PARTY’S INDEMNIFICATION OBLIGATIONS, VIOLATIONS OF A PARTY’S EXCLUSIVITY OBLIGATIONS HEREUNDER, BREACHES OF CONFIDENTIALITY, INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR BODILY INJURY TO OR DEATH OF PERSON(S). THIS SECTION DOES NOT APPLY TO THE EXTENT NOT PERMITTED BY APPLICABLE LAW.
6.     PUBLICITY AND CONFIDENTIALITY
6.1     PUBLICITY
On a mutually agreed schedule, each party will issue a mutually agreed press release. Subject to written approval from the applicable Customer, and approval from Veoneer, Velodyne is permitted to issue press releases for each Program awarded hereunder with relevant Customer commitments.
6.2    CONFIDENTIALITY
“Disclosing Party” means a party hereto that discloses its Confidential Information to the other party.
“Receiving Party” means a party hereto that receives Confidential Information of the other party.
“Confidential Information” of a Disclosing Party shall mean the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to Licensed Products, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or to the Disclosing Party’s business (including, without limitation, software, firmware, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information).

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Receiving Party agrees (i) to hold the Disclosing Party’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its similarly sensitive confidential materials), (ii) not to divulge (except as expressly authorized in this Agreement) any such Confidential Information or any information derived therefrom to any third person other than its consultants, subcontractors and the like provided that such consultants and subcontractors are subject to confidentiality restrictions that are at least as restrictive as set forth in this agreement (subject to the below requirements), (iii) not to make any use whatsoever at any time of such Confidential Information except as expressly authorized in this Agreement, and (iv) not to remove or export from the United States or reexport any such Confidential Information or any direct product thereof (e.g., Licensed Products by whomever made) except in compliance with and with all licenses and approvals required under applicable U.S. and foreign export laws and regulations, including without limitation, those of the U.S. Department of Commerce. Any employee, consultant or subcontractor given access to any such Confidential Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the Receiving Party can evidence: (a) is in or (through no improper action or inaction by the Receiving Party or any of its Affiliates, agents, licensees or employee) enters the public domain (and is readily available), or (b) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to it by another person without restriction, or (d) was independently developed by it by persons without access to such information and without use of any Confidential Information of the Disclosing Party. The Receiving Party will bear the burden of proving the existence of any such circumstance by written evidence. Each party’s obligations under this Section will survive any termination of this Agreement.
Veoneer may not (nor permit any third party to) provide Velodyne Confidential Information to a Competitor of Velodyne.
Immediately upon termination of this Agreement, the Receiving Party will turn over to the Disclosing Party all Confidential Information of the Disclosing Party and all documents or media containing or derived from any such Confidential Information and any and all copies or extracts thereof and shall not retain any copies of the foregoing (for clarity, Veoneer may retain certain Velodyne Confidential Information to the extent necessary to fulfill Veoneer’s authorized post-termination obligations for Program, provided that Veoneer shall promptly return such retained Confidential Information when such Confidential Information is no longer necessary).
The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any unauthorized release or use of Confidential Information or other breach of this Section.
Each party recognizes the importance to the other of the other’s Confidential Information. In particular the Parties recognize that the designs, techniques, software and technology underlying the Licensed Products and other of the Parties' Confidential Information (and the confidential nature thereof) are critical to the business of the Parties would not enter into this Agreement without assurance that such designs, techniques, software, technology and information and the value thereof will be protected as provided in this Section and elsewhere in this Agreement.

7.    Non-Solicitation
The Parties agree that during the term of this Agreement and for a period of [*] following the expiration or termination of this Agreement (and all Programs), without the other Party's prior written consent:
i) Veoneer (and any Affiliate that has had access to any Velodyne Confidential Information or intellectual property) will not actively solicit for employment any employee or independent contractor of Velodyne or its Affiliates having collaborated with Veoneer hereunder; and
ii) Velodyne will not actively solicit for employment any employee or independent contractor of Veoneer or its Affiliates having been listed at any time on Schedule 1 hereto.
For the purpose of this section, “solicit for employment” shall not be deemed to include any general solicitation of employment by Veoneer that is not directed in any way towards any officers, directors or employees of Velodyne, including any such general solicitation via the internet, newspaper advertisements and the like and provided further that Veoneer shall not be restricted in hiring any such person who (i) responds to any such general solicitation, (ii) contacts Veoneer on their own initiative without Veoneer’s prior solicitation, or (iii) ceases to be employed by Velodyne without Veoneer’s prior solicitation.
8.    ARBITATION AND APPLICABLE LAW
This Agreement shall be governed by and construed pursuant to the laws of the State of New York and the United States without regard to conflicts of laws provisions thereof. Any dispute arising from or relating to the subject matter of this Agreement shall be finally settled by arbitration in New York City, New York, using the English language in accordance with rules and procedures of the American Arbitration Association ("AAA") then in effect, by three (3) arbitrator(s) with substantial experience in resolving complex intellectual property and commercial contract disputes, who shall appointed in keeping with the AAA rules. Any arbitrator so selected shall have substantial experience in intellectual property licensing and the commercial supply of devices. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each party shall have the right to seek equitable relief from any court of competent jurisdiction. For all purposes of this Agreement, the parties consent to exclusive jurisdiction and venue of the state courts in New York City, New York and the United States Federal Courts located in the Southern District of New York.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.     MISCELLANEOUS
9.1     Force Majeure
Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (obligations relating to indemnification or confidentiality) if such failure is caused by acts of God, war, strikes (other than those involving employees or service providers of such party), revolutions, lack or failure of transportation facilities or other causes that are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement [*], the parties hereto shall consult with each other in good faith to determine whether this Agreement should be modified, and if such good faith consultations do not result in either the modification of this Agreement or the ending of the force majeure event, then the non-affected party may terminate this Agreement upon notice. The party facing an event of force majeure shall use its best efforts to remedy that situation as well as to minimize its effects. A case of force majeure shall provide notice within five (5) days after its occurrence and shall be confirmed by a letter.
9.2    Survival
The following Sections shall survive termination or expiration of this Agreement: 1, 2.7 (the restrictions therein), 2.10, 2.11, 3.3, 3.5, 3.6, 4.4, 5.9-5.12, 6.2, 7, 8, and 9.
9.3    Notices
Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified US mail, postage prepaid to the address of that party as set forth below; or such other address as is provided by that Party to the other upon ten (10) days written notice. If not received sooner, notice by mail shall be deemed received five (5) days following deposit in the mail in accordance with the foregoing.

•	Velodyne: 5521 Hellyer Avenue, San Jose, California 95138; ATTN: General Counsel, Legal Notice

•	Veoneer: 26360 American Drive, Southfield, Michigan 48034; ATTN: General Counsel, Legal Notice
9.4    Export Control
Notwithstanding anything else, Veoneer may not provide to any person or export or re-export or allow the export or re-export of the Licensed Products or any software, firmware or anything related thereto or any direct product thereof, if and to the extent it constitutes controlled subject matter in violation of any restrictions, laws or regulations of any jurisdiction, including those promulgated by the United States Department of Commerce, the United States Department of Treasury Office of Foreign Assets Control, or any other United States or foreign agency or authority (collectively “Controlled Subject Matter”). Both Parties will comply with the U.S.

* Pursuant to SEC Release 34-85381, certain identified information has been excluded from this Exhibit because it is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Foreign Corrupt Practices Act (including, without limitation, not offering any inducement, whether money or goods or services, to any government official, employee, candidate or party), and similar foreign laws and regulations. Without limiting the foregoing, Veoneer acknowledges and agrees that, to the extent required by applicable law, the Controlled Subject Matter will not be used or transferred or otherwise exported or re-exported to countries as to which the United States maintains an embargo (collectively, “Embargoed Countries”), or to or by a national or resident thereof, or any person or entity on the U.S. Department of Treasury’s List of Specially Designated Nationals or the U.S. Department of Commerce’s Table of Denial Orders (collectively, “Designated Nationals”). The lists of Embargoed Countries and Designated Nationals are subject to change without notice. Veoneer shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the U.S. of any products, technology or information to any location in compliance with all applicable laws and regulations.
9.5     Assignment
This Agreement is not assignable or transferable by either Party without the prior written consent of the other.
Notwithstanding the above, either Party may assign this Agreement: (i) to its Affiliate in connection with a re-structuring within the consolidated group of said party; and/or (ii) to a third party in connection with the sale of substantially all of the business of the assigning Party relating to the subject matter of this Agreement, provided in each case (i) and (ii) that the assignee agrees to fully comply with the terms and conditions of this Agreement. The terms of this Agreement shall be binding upon assignees.
9.6    Miscellaneous
No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. Unless expressly specified to the contrary, all amounts listed herein are in United States dollars. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. Except as expressly set forth herein, all remedies shall be cumulative and not exclusive. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the last date set forth below:
Velodyne LiDAR, Inc.
By:     /s/ J.M. Jellen
Name: J.M. Jellen
Title: President
Date: January 7, 2019

Veoneer US, Inc.
By:     /s/ Eric R. Swanson
Name: Eric R. Swanson
Title: President and Secretary
Date:     January 7, 2019